SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)


                          Winton Financial Corporation
     -----------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
     -----------------------------------------------------------------------
                         (Title of Class of Securities)



                                   976446104
      -----------------------------------------------------------------------
                                (CUSIP Number)


                                December 31, 2000
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------
CUSIP No.   976446104                     13G
         -----------------
------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Henry L. Schulhoff

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    225,460
        NUMBER OF
                           ---------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     31,800*
         BY EACH
                           ---------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    225,460

                           ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    31,800*

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           262,260

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.9%

------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
------------------------------------------------------------------------------
*Includes 17,600 shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership and the filing of this statement should not be construed as an admission that Mr. Schulhoff is the beneficial owner of any securities covered by this Statement.

Item 1(a).           Name of Issuer:
---------

                     Winton Financial Corporation

Item 1(b).           Address of Issuer's Principal Executive Offices:
---------

                     5511 Cheviot Road
                     Cincinnati, Ohio  45239

Item 2(a).           Name of Person Filing:
---------

                     Henry L. Schulhoff

Item 2(b).           Address of Principal Business Office or, if none,
---------
                     Residence:

                     7 West Seventh Street
                     Cincinnati, Ohio  45202

Item 2(c).           Citizenship:
---------

                     United States

Item 2(d).           Title and Class of Securities:
---------

                     Common Stock

Item 2(e).           CUSIP Number

                     976446104

Item 3.              If  this  statement is filed pursuant to Rules 13d-1(b), or
------               13d-2(b) or (c), check whether the person filing is a:

                     (a)    [   ]   Broker or Dealer registered under Section 15
                                    of the Act (15 U.S.C. 78o).

                     (b)    [   ]   Bank  as defined  in  section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                     (c)    [   ]   Insurance Company as defined in section 3(a)
                                    (19) of the Act (15 U.S.C. 78c).

                     (d)    [   ]   Investment  Company registered under section
                                    8 of the Investment  Company Act of 1940 (15
                                    U.S.C. 80a-8).

                     (e)    [   ]   An  investment  adviser  in  accordance with
                                    Section 240.13d-1(b)(1)(ii)(E).

                     (f)    [   ]   An employee  benefit  plan or endowment fund
                                    in  accordance with Section  240.13d-1(b)(1)
                                    (ii)(F).

                     (g)    [   ]   A parent  holding  company or control person
                                    in  accordance with  Section 240.13d-1(b)(1)
                                    (ii)(G).

                     (h)    [   ]   A savings association  as defined in Section
                                    13(b) of  the  Federal Deposit Insurance Act
                                    (12 U.S.C. 1813).

                     (i)    [   ]   A  church  plan  that  is  excluded from the
                                    definition  of  an  investment company under
                                    Section 3(c)(14) of  the  Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                     (j)    [   ]   A   group,   in   accordance   with  Section
                                    240.13d-1(b)(1)(ii)(J).


Item 4.              Ownership:
-------

                     (a)     Amount Beneficially Owned:

                             262,260

                     (b)     Percent of Class:

                             5.9%

                     (c)     Number of shares as to which such person has:

                             (i)     sole power to vote or to direct the vote:
                                     230,460

                             (ii)    shared power to vote or to direct the vote:
                                     31,800*

                             (iii) sole power to dispose or to direct the disposition of: 230,460

                             (iv) shared power to dispose or to direct the disposition of: 31,800*

Item 5.              Ownership of Five Percent or Less of a Class:
------

                     Inapplicable

*Includes 17,600 shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership and the filing of this statement should not be construed as an admission that Mr. Schulhoff is the beneficial owner of any securities covered by this Statement.

Item 6.              Ownership of More Than Five Percent  on  Behalf  of Another
------               Person:

                     Inapplicable

Item 7.              Identification and Classification of the  Subsidiary  Which
------               Acquired  the  Security  Being  Reported  on by  the Parent
                     Holding Company:

                     Inapplicable

Item 8.              Identification and Classification of Members of the Group:
------

                     Inapplicable

Item 9.              Notice of Dissolution of Group:
------

                     Inapplicable

Item 10.             Certification:
-------

                     Inapplicable


Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





2/02/2001                               /s/Henry L. Schulhoff
--------------                          -----------------------------------
Date                                    Henry L. Schulhoff